Exhibit 99.1

PRESS RELEASE

10/21/13

Carlisle to Sell Carlisle Transportation Products

CHARLOTTE, NORTH CAROLINA, October 21, 2013 - Carlisle Companies Incorporated (NYSE:CSL) today announced the signing of a definitive agreement to sell Carlisle Transportation Products (CTP) to American Industrial Partners of New York, NY, for cash at an enterprise value of $375 million. The transaction is subject to customary closing conditions, including regulatory clearances, and is expected to close in the first quarter of 2014.

With 2012 sales of $778 million, CTP manufactures and distributes bias-ply and radial tires, stamped and roll-formed steel wheels and tire and wheel assemblies to non-automotive customers, and power transmission belts and related components to industrial customers globally.

Carlisle announced on July 23, 2013, that it recorded a non-cash pre-tax loss of $100 million at CTP for goodwill impairment during the second quarter and engaged SunTrust Robinson Humphrey as a financial advisor to assist in evaluating strategic alternatives for CTP.

David A. Roberts, Carlisle’s Chairman, President and CEO, said “While we believe the significant restructuring of CTP in recent years has stabilized the business and provided a foundation for a favorable outlook, the business is not core to Carlisle’s growth strategy nor supportive of our long-term operating profit goals and expectations. The sale of CTP is a major step in furtherance of Carlisle’s initiatives to focus on and invest in higher-margin, faster growing businesses. I want to thank the customers of CTP for their loyalty.  As importantly, I also want to thank the employees of CTP for their dedication and hard work over the years to make CTP a world class industrial business.”

The Company will discuss the CTP sale transaction during its scheduled third quarter 2013 earnings conference call on Tuesday, October 22 at 8:00 am Eastern.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors.  More detailed information about these factors is contained in the Company’s filing with the Securities and Exchange Commission.  The Company undertakes no duty to update forward-looking statements.

About Carlisle Companies

Carlisle Companies Inc. is a global diversified company that designs, manufactures and markets a wide range of products that serve a broad range of niche markets including commercial roofing, energy, agriculture, lawn and garden, mining and construction equipment, aerospace and electronics, dining and food delivery, and healthcare. Through our group of decentralized operating companies led by entrepreneurial management teams we bring innovative product solutions to solve the challenges our customers face. Our 11,000 employees worldwide, who generated $3.6 billion in net sales in 2012, are focused on continuously improving the value of the Carlisle brand by developing the best products, insuring the highest quality and providing unequaled customer service in the many industries we serve. Learn more about Carlisle at www.carlisle.com.

CONTACT:                               Steven J. Ford

Vice President & Chief Financial Officer

Carlisle Companies Incorporated

(704) 501-1100

http://www.carlisle.com